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                                                                   EXHIBIT 23(f)


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Registration Statement of Comerica Incorporated on Form S-3 of our report dated January 26, 2001, relating to the consolidated balance sheets of Imperial Bancorp and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the Form 8-K/A filed by Comerica on June 8, 2001, and to the reference of our firm under the heading "Experts" in the registration statement.


                                                            /s/ KPMG LLP

June 14, 2001
Los Angeles, California